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                           JOHNSTON INDUSTRIES, INC.
Item 6(a)   EXHIBIT 11 - Statement of Computation of Per Share Earnings


                                                      For the Three                     For the Nine
                                                      Months Ended                      Months Ended
                                                        March 31                          March 31
                                                      -------------                     ------------
                                               1995                 1994           1995               1994
                                               ----                 ----           ----               ----
The weighted average number of
 common and common share
 equivalents are as follows:
Weighted average common shares
 outstanding                                   10,565,457       10,716,924       10,611,168       10,710,292
Shares issued from assumed
 exercise of incentive
 stock options (1)                                    -0-              543              -0-            1,578
Shares issued from assumed
 exercise of non-qualified
 stock options (1)                                116,880          145,818          100,502          144,374
                                               ----------       ----------       ----------       ----------
Weighted average number of
 shares outstanding, as
 adjusted                                      10,682,337       10,863,285       10,711,670       10,856,244
                                               ==========       ==========       ==========       ==========



Note:
(1) Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options, APB 15, paragraph 36.